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                                                                  Exhibit (g)(4)

                                   AMENDMENT
                             TO CUSTODY AGREEMENT


          AMENDMENT made as of June 28, 2001 to that certain Custody Agreement dated as of May 28, 1993 by and between M.S.D. & T. FUNDS, INC., a Maryland corporation (the "Fund"), and FIFTH THIRD BANK, a banking corporation organized pursuant to the laws of the State of Ohio ("Custodian") (such Custody Agreement, including the Global Custody Addendum and Foreign Custody Manager Addendum thereto, hereinafter referred to as the "Custody Agreement").

                                  WITNESSETH:

          WHEREAS, the Custodian has been appointed by the Fund as the custodian of the assets of certain series or portfolios of the Fund as identified in the Custody Agreement, including those assets to be held outside the United States; and

          WHEREAS, the Fund and the Custodian desire to amend the Custody Agreement to reflect the adoption of Rule 17f-7 ("Rule 17f-7") under the Investment Company Act of 1940, as amended (the "1940 Act");

          NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

          1. Unless otherwise defined herein, capitalized terms used herein shall have the meanings described to them in the Custody Agreement. In particular, the term "Fund" hereinafter shall be deemed to refer to each separate series or portfolio of the Fund unless the context otherwise requires.

          2.   The following new Section is hereby added to the Custody
Agreement:

          "Foreign Depositories.
           --------------------

               (a) As used in this Section, the term "Foreign Depository" shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

               (b) Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a certificate or any giving of Oral Instructions or Written Instructions, as the case may be, that the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7.
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               (c)  With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund (or its duly authorized investment adviser) with an analysis of the custody risks associated with maintaining assets with the Foreign Depository in accordance with section (a)(1)(i)(A) of Rule 17f-7, and
          (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund (or its duly authorized investment adviser) of any material change in such risks in accordance with section (a)(1)(i)(B) of Rule 17f-7. The Custodian shall advise the Fund whether the Custodian believes each Foreign Depository to be used by the Fund is an Eligible Securities Depository, and shall promptly advise the Fund if the Custodian believes that any Foreign Depository that holds the assets belonging to the Fund ceases to be an Eligible Securities Depository. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risks. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities."


          3. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one Amendment.

          IN WITNESS WHEREOF, the Fund and the Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                         M.S.D. & T. FUNDS, INC.


                                         By: /s/ Leslie B. Disharoon
                                             -----------------------
                                         Name:  Leslie B. Disharoon
                                         Title: President


                                         FIFTH THIRD BANK


                                         By: /s/ Christine Skiba
                                             -------------------
                                         Name:  Christine Skiba
                                         Title: Trust Officer

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